Exhibit 99.1

Contact: Jim Radosevich
 Vice President, Corporate Finance & Investor Relations
 Phone: 847-304-5800; email - jim.radosevich@clarkconsulting.com

Clark Consulting Reports First Quarter Results

Barrington, IL, April 24, 2006 - Clark Consulting (NYSE: CLK) a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced its first quarter results.

First Quarter Overview

•	First-year revenue increased 9.0%, to $33.6 million, as compared to first quarter 2005

•	Total revenue was $69.5 million, a 3.8% increase from last year’s first quarter

•	Operating income totaled $6.4 million, down from $7.2 million in first quarter 2005

•	Net income was $0.6 million, or $0.04 per share, as compared to $1.1 million, or $0.06 per share, for 2005’s first quarter

•	Cash earnings were $5.7 million and cash EPS totaled $0.32 (see definition below), as compared to $6.3 million, or $0.34 per share, in first quarter 2005

•
The Company announced the formation of a new business practice, Clark Benson, which will focus on the financial planning, wealth transfer and employee benefits markets. Clark Benson has not generated any revenue to date, as expected, and incurred $600 thousand, or $0.02 per share, of expenses in the quarter.

•	The Company adopted FAS 123R, resulting in $139 thousand of equity-based compensation expense during the quarter

Financial Summary of Operations ($ in millions except EPS and Cash EPS)
	Three Months Ended March 31,
	2006	2005
Total Revenue	$69.5	$66.9
Operating Income	6.4	7.2
Net Income	0.6	1.1
EPS (Diluted)	$0.04	$0.06
Cash Earnings [1]	5.7	6.3
Cash EPS [2]	$0.32	$0.34

(See footnotes on the following page)

As of	3/31/06	12/31/05
Unrestricted Cash	$5.6	$5.1
Restricted Cash [3]	5.8	7.8
Trust Preferred Debt	45.0	45.0
Other Recourse Debt	15.6	5.7
Non-Recourse Debt [4]	247.2	254.6
Debt/Capitalization ratio excluding non-recourse debt	18.3%	15.8%
Total Debt/Capitalization ratio	53.2%	53.1%

1 Net Income plus depreciation, amortization, intangible asset impairment, and FAS 123R equity-based compensation expense. A full reconciliation from Net Income to Cash Earnings is provided in the attached tables.

2 Cash Earnings divided by weighted average diluted shares outstanding. A full reconciliation from Earnings per Share to Cash Earnings per Share is provided in the attached tables.

3 Cash designated for the Company’s securitization payments

4 Debt incurred as a result of a securitization of specified inforce revenues, which is non-recourse to the Company’s general assets

---------------------

The Company reported first quarter 2006 revenue of $69.5 million, up 3.8% from the first quarter of 2005. First year revenue was $33.6 million, a 9.0% increase from first quarter 2005. The Company’s Healthcare Group reported strong new business revenue growth, up 25.8% from first quarter 2005, reflecting growth in its consulting revenue. Consulting revenue at Pearl Meyer & Partners was slightly lower than first quarter 2005, but stronger than expected given 2005 organizational changes, as the increasing complexity of executive compensation issues drove increased demand for third-party expertise.

Renewal revenue was $35.8 million, down 0.7% from the previous year. Renewal revenue is currently expected to be approximately 4% lower in 2006 as compared to the previous year due to the scheduled commission rates on existing inforce business.

Quarterly results ($ millions)	3/31/06	3/31/05	Difference	% Change
New business revenue	$33.6	$30.8	$2.8	9.0%
Renewals and other revenue	$35.8	$36.1	-$0.3	-0.7%

Commission expense was $14.5 million during the quarter, compared to $13.8 million in the same period of 2005. First quarter 2006 commission expense included $500 thousand of commissions associated with the Company’s recently acquired wholesale medical stop loss insurance unit. Operating expense for the period was $44.8 million, as compared to $42.1 million during the first quarter of 2005. Operating expense includes $600 thousand in Clark Benson expenses, $139 thousand of FAS 123R equity-based compensation expenses, and $1.3 million of expenses attributable to the businesses acquired during the fourth quarter of 2005.

Operating income decreased 11.6% to $6.4 million, as compared to $7.2 million in the same period last year, primarily due to the increase in operating expense reflecting additional investment in fee-based initiatives and Clark Benson costs. Net income was $0.6 million, or $0.04 per diluted share, versus net income of $1.1 million, or $0.06 per diluted share, in first quarter 2005.

Cash earnings were $5.7 million, or $0.32 per share, for the quarter as compared to $6.3 million, or $0.34 per share, for first quarter 2005. Management believes cash earnings are an important component to understanding the Company’s financial performance, because of the significant discrepancy between Clark’s GAAP earnings and cash earnings relative to many companies, and because cash earnings are more indicative of the Company’s ability to finance its operations and capital initiatives.

“During the first quarter, revenue growth from our consulting services, as well as the businesses that we acquired during the latter part of 2005, served to offset continued weakness in insurance-based sales,” stated Tom Wamberg, Chairman and CEO of Clark Consulting. “We were particularly pleased with the results from our Healthcare practice, which was able to offset soft insurance-based activity with solid growth in consulting fee revenue, leading to its most profitable quarter ever. Our Pearl Meyer & Partners practice, which faced some organizational challenges in 2005, responded with much stronger than expected profitability this quarter as well.”

Tom Pyra, President and Chief Operating Officer added, “Operating expenses increased slightly on a year-over-year basis as a result of additional investment in our existing fee based businesses, FAS 123R equity-based compensation expense, Clark Benson costs, as well as incremental expenses associated with acquisitions completed during 2005. We continue to closely scrutinize our operating expense line, particularly in our insurance-based businesses, and expect to further enhance the efficiency of our cost structure going forward. We are confident that these actions will help maximize the profitability of our business, particularly as our insurance-based revenue is expected to recover over the longer-term.”

A conference call discussing the Company’s first quarter 2006 results will take place this morning, April 24, 2006 at 10:00am CDT. The call will be webcast live and can be listened to by accessing the Company’s website at www.clarkconsulting.com.

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company’s dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company’s management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company’s Internet site: http://www.clarkconsulting.com.

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CLARK, INC.
BALANCE SHEET
UNAUDITED
($ in thousands except share amounts)
	March 31,	December 31,
	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$5,639	$5,077
Restricted cash	5,828	7,799
Accounts and notes receivable, net	33,142	36,893
Prepaid income taxes	3,898	3,845
Other current assets	3,413	3,527
Total Current Assets	51,920	57,141

Intangible Assets, net	580,543	582,544
Equipment and Leasehold Improvements, net	11,724	12,276
Other Assets	23,813	22,552
Total Assets	$668,000	$674,513

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$3,842	$4,243
Accrued liabilities	26,652	40,051
Deferred revenue	5,538	2,469
Deferred tax liabilities	186	186
Recourse debt maturing within one year	13,966	3,730
Non-recourse debt maturing within one year	15,151	16,299
Total Current Liabilities	65,335	66,978

Trust Preferred Debt	45,000	45,000
Long-Term Recourse Debt	1,618	1,998
Long-Term Non-Recourse Debt	232,063	238,296
Deferred Tax Liabilities	33,637	33,022
Deferred Compensation	12,196	11,443
Other Non-Current Liabilities	7,614	7,758

Stockholders' Equity
Common stock	189	189
Paid-in capital	195,563	195,531
Retained earnings	93,787	94,103
Other comprehensive income (loss)	626	383
Deferred compensation	3,193	2,746
Treasury stock	(22,821)	(22,934)
Total Stockholders' Equity	270,537	270,018
Total Liabilities and Stockholders' Equity	$668,000	$674,513

CLARK, INC.
INCOME STATEMENT
UNAUDITED
($ in thousands except share amounts)
	For the three months ended
	March 31,
	2006	2005

Total revenue	$69,476	$66,948
Commissions and fees	14,521	13,802
General and administrative	44,821	42,089
Amortization	3,757	3,844
Operating Income	6,377	7,213
Interest income	159	164
Interest expense	(5,470)	(5,552)
Other income/(expense)	1	-
Pre-tax income	1,067	1,825
Income tax expense	434	723
Net Income	$633	$1,102

Basic net income per common share
Net income	$0.04	$0.06
Weighted average shares	17,650,834	18,315,144
Diluted net income per common share
Net income	$0.04	$0.06
Weighted average shares	17,742,529	18,482,923

CLARK, INC.
INCOME STATEMENT DETAIL
UNAUDITED
($ in thousands except share amounts)

	For the three months ended
	March 31,
	2006	2005
Corporate Solutions (1)
First year commission revenue	$9,336	$10,114
Renewal commission revenue	31,701	31,633
Consulting revenue (2)	3,656	2,754
Total revenue	44,693	44,501
Commissions and fees	12,711	12,572
General and administrative	22,420	21,428
Amortization	3,340	3,394
Operating income/(loss)	$6,222	$7,107

Healthcare Group
First year commission revenue	$1,652	$1,523
Renewal commission revenue	3,375	3,759
Consulting revenue (2)	6,425	4,898
Total revenue	11,452	10,180
Commissions and fees	1,282	1,230
General and administrative	7,196	6,451
Amortization	249	313
Operating income/(loss)	$2,725	$2,186

Pearl Meyer & Partners
Total revenue	$8,022	$8,254
General and administrative	6,748	7,317
Operating income/(loss)	$1,274	$937

Federal Policy Group
Total revenue	$2,949	$2,900
General and administrative	2,293	2,523
Amortization	96	96
Operating income/(loss)	$560	$281

Broker Dealer
Total revenue	$1,001	$961
General and administrative	716	718
Operating income/(loss)	$285	$243

Corporate (3)
Total revenue	$1,359	$152
Commissions and fees	528	-
General and administrative	5,448	3,652
Amortization	72	41
Operating income/(loss)	$(4,689)	$(3,541)

(1) Includes the former Executive Benefits Practice, Banking Practice and Insurance Company Practice
(2) Includes reimbursable expenses, and is included in first year revenue
(3) Includes Clark Benson and Medex in 2006. FAS 123R expense is included in Corporate.

CLARK, INC.
RECONCILIATION OF NET INCOME TO CASH EARNINGS
UNAUDITED
($ in thousands, except per share amounts)
	For the three months ended
	March 31,
	2006	2005

Net Income	$633	$1,102
Amortization	3,757	3,844
Impairment of Intangibles	-	-
Depreciation	1,200	1,394
FAS 123R equity-based compensation expense	139	-
Cash Earnings	5,729	6,340

Net Income per diluted share	$0.04	$0.06
Amortization per diluted share	0.21	0.21
Impairment of Intangibles per diluted share	-	-
Depreciation per diluted share	0.07	0.08
FAS 123R equity-based compensation expense per diluted share	0.01	-
Cash Earnings per Diluted Share	$0.32	$0.34

Individual per-share figures may not add to total because of rounding